EXHIBIT 5

                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                               New York, NY 10112



                                                               December 13, 1999


Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana  47710


Ladies and Gentlemen:

            We have acted as special counsel to Berry Plastics Corporation, a Delaware corporation (the "Company"), and BPC Holding Corporation, a Delaware corporation ("Holding"), Berry Iowa Corporation, a Delaware corporation ("Berry Iowa"), Berry Tri-Plas Corporation, a Delaware corporation ("Berry Tri-Plas"), Berry Sterling Corporation, a Delaware corporation ("Berry Sterling"), AeroCon, Inc., a Delaware corporation ("AeroCon"), PackerWare Corporation, a Delaware corporation ("PackerWare"), Berry Plastics Design Corporation, a Delaware corporation ("Berry Design"), Venture Packaging, Inc., a Delaware corporation ("Venture Holdings"), Venture Packaging Midwest, Inc., a Delaware corporation ("Venture Midwest"), Venture Packaging Southeast, Inc., a Delaware corporation ("Venture Southeast"), Knight Plastics, Inc., a Delaware corporation ("Knight"), CPI Holding Corporation, a Delaware corporation ("CPI"), Cardinal Packaging, Inc., an Ohio corporation ("Cardinal"), Berry Plastics Acquisition Corporation, a Delaware corporation ("Berry Acquisition"), NIM Holdings Limited, a company organized under the laws of England and Wales ("NIM Holdings"), Norwich Injection Moulders Limited, a company organized under the laws of England and Wales ("Norwich"), Norwich Acquisition Limited, a company organized under the laws of England and Wales ("Norwich Acquisition," and Holding, Berry Iowa, Berry Tri-Plas, Berry Sterling, AeroCon, PackerWare, Berry Design, Venture Holdings, Venture Midwest, Venture Southeast, Knight, CPI, Cardinal and Berry Acquisition, collectively, the "U.S. Guarantors" and the U.S. Guarantors, NIM Holdings, Norwich and Norwich Acquisition, collectively, the "Guarantors") in connection with the Company's offer (the "Exchange Offer") to exchange its 11% Series B Senior Subordinated Notes due 2007 (the "New Notes"), which will be guaranteed pursuant to Note Guarantees endorsed on the New Notes by the Guarantors (the "Note Guarantees"), for a like principal amount of any or all of its outstanding 11% Series A Senior Subordinated Notes due 2007 (the "Old Notes"), which are guaranteed by the Guarantors.

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

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            Upon the basis of the foregoing, we are of the opinion that:

            1. The New Notes have been duly authorized and, assuming the due execution and delivery of the New Notes, when the New Notes are executed, authenticated and delivered in accordance with the Indenture dated as of July 6, 1999 (the "Indenture") among the Company, the Guarantors and the United States Trust Company of New York, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

            2. When (i) the Note Guarantees to be endorsed on the New Notes have been duly executed and delivered by the Guarantors and (ii) the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, each of the Note Guarantees will be the valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

            We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the corporation law of the State of Delaware.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

            This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.



                                        Very truly yours,


                                        /s/ O'SULLIVAN GRAEV & KARABELL, LLP